Exhibit 10.1

AMENDMENT NO. 2

TO
AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 2 to Amended and Restated Credit Agreement dated as of June 23, 2005 (the “Amendment”), among Compex Technologies, Inc., a Minnesota corporation f/k/a Rehabilicare, Inc. (the “Borrower”), and U. S. Bank National Association, a national banking association (the “Bank”).

RECITALS:

A. The Borrower and the Bank are the parties to that certain Amended and Restated Credit Agreement dated as of June 2, 2004, as amended by an Amendment No. 1 to Amended and Restated Credit Agreement and Waiver dated as of April 29, 2005 (as so amended, the “Original Agreement”).

B. The Borrower has requested that the Bank further amend certain Sections of the Original Agreement.

C. Subject to the terms and conditions of this Amendment, the Bank will agree to the foregoing requests of the Borrower.

NOW, THEREFORE, the parties agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment shall, except where the context otherwise requires, have the meanings set forth in the Original Agreement as amended hereby.

2. Amendments.

(a) The definition of “Applicable Margin” appearing in Section 1.1 is amended by changing the heading of the column for “For Revolving Credit Loans Is” to “For all Loans Is”.

(b) The definitions of “Adjusted EBITDA”, “Loan Documents”, “Loans”, “Maturity”, “Note”, “Obligations”, “Pro Forma Adjusted EBITDA” and “Revolving Loans” appearing in Section 1.1 are respectively amended in their entireties to read as follows:

“‘Adjusted EBITDA’: For any period, the sum of: (a) the Adjusted Net Income for such period; plus (b) the sum of the following amounts deducted in determining the Net Income included in such Adjusted Net Income (but without duplication for any item): (i) Interest Expense; (ii) depreciation and amortization; (iii) income taxes; and (iv) the non-cash expense related to amortization of stock options under FAS 123R.

‘Loan Documents’: This Agreement, the Note, the Security Agreement, the Pledge Agreement, the Letter of Credit Applications, the Subsidiary Guaranties, the Subsidiary Security Agreements, the Subsidiary Pledge Agreements, the Rate Protection Agreements and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by any Loan Party pursuant to which such Party incurs any liability to the Bank with respect to the Obligations, agrees to perform any covenant or agreement with respect to the Obligations or grants any security interest to secure the Obligations.

‘Loans’: The Revolving Loans and the Term Loan.

‘Maturity’: The earlier of: (a) the date on which the Loans become due and payable under Section 10.2 upon the occurrence of an Event of Default; (b) (i) the Revolving Credit Termination Date for the Revolving Loans; or (ii) June 30, 2010 for the Term Loan.

‘Note’: As the context may require, a collective reference to the Revolving Note and the Term Note or an individual reference to the Revolving Note or the Term Note.

‘Obligations’: All Loans, Letter of Credit Obligations, Rate Protection Obligations, advances, debts, liabilities, obligations, covenants and duties owing by any Loan Party to the Bank of any kind or nature, present or future, which arise under this Agreement or any other Loan Document or by operation of law, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guarantying or confirming of a letter of credit, guaranty, indemnification or in any other manner, whether joint, several, or joint and several, direct or indirect (including those acquired by assignment or purchases), absolute or contingent, due or to become due, and however acquired. The term includes, without limitation, all principal, interest, fees, charges, expenses, attorneys’ fees, and any other sum chargeable to any Loan Party under this Agreement or any other Loan Document.

‘Pro Forma Adjusted EBITDA’: For any Measurement Period occurring on or after March 31, 2004, the sum of: (a) the Adjusted EBITDA for such Measurement Period; plus (b) a pro forma amount attributable to all Permitted Acquisitions closed by the Borrower or any of its Subsidiaries during such Measurement Period where such pro forma amount is equal to the Adjusted EBITDA generated by the businesses acquired in such Permitted Acquisitions during such Measurement Period prior to the date on which such Permitted Acquisition was consummated; provided, however, that: (x) such additional pro forma amount for any Permitted Acquisition shall not exceed the amount approved by the Bank, in its reasonable business judgment; (y) the amount of Pro Forma Adjusted EBITDA contributed by Compex and its Subsidiaries shall be limited to 33.33% of the total Pro Forma Adjusted EBITDA; and (z) no pro forma amount shall be added for the Spectrabrace Transaction.

‘Revolving Loan(s)’: The Revolving Loans described in the first paragraph of Section 2.1.”

(c) The definition of “Revolving Credit Termination Date” appearing in Section 1.1 is amended by extending the date “March 31, 2007” appearing therein to the date “June 30, 2008”.

(d) Section 1.1 is further amended by adding the following new definitions in proper alphabetical order:

“‘Spectrabrace Transactions’: The following series of transactions as more fully set forth in the Spectrabrace Transaction Documents: (a) the Borrower’s purchase of 100% of the outstanding capital stock of Spectrabrace, Ltd., a Kentucky corporation pursuant to the Spectrabrace Purchase Agreement from the “Sellers” as that term is defined therein; (b) the Borrower’s incurrence of the Term Loan pursuant to this Agreement; and (c) the consummation of the other transactions contemplated by the Spectrabrace Transaction Documents.

‘Spectrabrace Transaction Documents’: The documents listed on Schedule A attached to that certain Amendment No. 2 to Amended and Restated Credit Agreement dated as of June 23, 2005 (the ‘Second Amendment’).

‘Spectrabrace Transaction Fees’: The fees, costs and expenses described on Schedule B attached to the Second Amendment.

‘Term Loan Commitment’: $3,300,000.00, and as the context may require, the agreement of the Bank to make the Term Loan to the Borrower up to the amount of the Term Loan Commitment subject to the terms and conditions of this Agreement.

‘Term Loan’: The Term Loan described in the second paragraph of Section 2.1.

‘Term Note’: The promissory note of the Borrower described in Section 2.5(b), substantially in the form of Exhibit A to the Second Amendment, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

‘Transactions’: The Spectrabrace Transactions.

‘Transaction Documents’: The Spectrabrace Transaction Documents.

‘Transaction Fees”: The Spectrabrace Transaction Fees.”

(e) Section 2.1 is amended by adding the following as the second paragraph thereof:

“On the Effective Date of the Second Amendment, the Bank, subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, agrees to make a loan (the ‘Term Loan’) in the amount of $3,300,000.00 to the Borrower at the Bank’s principal office in Minneapolis, Minnesota in immediately available funds.”

(f) Section 2.2 is amended in its entirety to read as follows:

“Section 2.2 Loan Units for Loans. Except as otherwise provided herein, the Loans shall be comprised of LIBOR Rate Loans and Prime Rate Loans as shall be selected by the Borrower in accordance with Section 3.1(a). Any combination of Types of Loan Units for the Loans may be outstanding at the same time; provided, however, that the Revolving Loans may not consist of more than four (4) different LIBOR Rate Loans and that the Term Loan may not consist of more than four (4) different LIBOR Rate Loans.”

(g) Section 2.5 is amended by adding the following as the second paragraph thereof:

“The Term Loan made by the Bank shall be evidenced by the Term Note in the amount of the Term Loan when made. The Term Loan shall mature and be payable in accordance with the provisions of Section 4.2. The Bank shall enter in its records the amount of the Term Loan, the rate of interest borne on the Term Loan by each Loan Unit and the payments of the Term Loan received by the Bank, and such records shall be conclusive evidence of the subject matter thereof, absent manifest error.”

(h) Section 3.1(a) is amended as follows:

(i) the length of the permitted Loan Periods described in the first paragraph is amended to be a 1, 2, 3 or 6 month Loan Period; and

(ii) the fourth paragraph is amended in its entirety to read as follows:

“The aggregate number of LIBOR Rate Loans in effect at any one time may not exceed four (4) for the Revolving Loans or four (4) for the Term Loan; as also provided in Section 2.2.”

(i) Section 3.1(b) is amended in its entirety to read as follows:

“(b) Default Rate. Notwithstanding the provisions of Section 3.1(a), at all times after the occurrence and during the continuance of any Event of Default, the Borrower agrees to pay interest on the outstanding principal amount of each Loan from the date on which the Bank notifies the Borrower of such Event of Default at a rate per annum at all times equal to the sum of the rate otherwise in effect on such Loan plus two percent (2.0%) per annum.”

(j) ARTICLE III is further amended by adding the following new Section 3.4:

“3.4 Upfront Fee. The Borrower shall pay to the Bank a non-refundable upfront fee (the “Upfront Fee’) in an amount equal to $33,000.00 on the Effective Date of the Second Amendment.”

(k) Section 4.2 is amended by: (i) replacing Section 4.2(c) with the following Section 4.2(c); and (ii) adding the following new Sections 4.2(d) and (e):

“(c) Mandatory Prepayment of Term Loan. Contemporaneously with the Borrower’s receipt of any Net Proceeds, the Borrower shall prepay the Term Loan by an amount equal to such Net Proceeds except that no such prepayment shall be required during any fiscal year until after the aggregate amount of Net Proceeds received by the Borrower and/or any of its Subsidiaries during such fiscal year is greater than $500,000.00 and the Borrower and its Subsidiaries may retain aggregate Net Proceeds up to such amount.

(d) Scheduled Term Loan Payments. Principal installments of the Term Loan shall be due and payable in 20 consecutive quarterly installments of principal, such installments shall be due and payable on each Quarterly Payment Date, commencing September 30, 2005 and continuing through, to and including June 30, 2010 and each such installment shall be in the amount set forth in the table below for the relevant installment:

Number of Amount of
Consecutive Quarterly Each Such Installments Quarterly Installment

FIRST THROUGH FOURTH	$100,000.00
FIFTH THROUGH EIGHTH	$150,000.00
NINTH THROUGH TWELFTH	$175,000.00
THIRTEEN THROUGH NINETEENTH	$200,000.00

TWENTIETH REMAINING PRINCIPAL.

In any event, the Term Loan, together with accrued interest, shall be due and payable in full at its Maturity.

(e) Application of Prepayments. Any prepayment required by Section 4.2 (b) shall be applied first to prepay the Revolving Loans, and the remainder of such prepayment, if any, shall be deposited in an interest-bearing account maintained at the Bank for application to the Borrower’s reimbursement obligations under Section 2.6(d) as payments are made on the Letters of Credit, with the balance, if any, to be applied to the other Obligations. Each optional or mandatory prepayment of the Term Loan shall be applied to reduce the unpaid installments thereon in the inverse order of maturities. Subject to the immediately preceding sentences, the Bank shall apply prepayments first to Prime Rate Loans, then to LIBOR Rate Loans having an Loan Period ending on such day of prepayment and then to other LIBOR Rate Loans.”

(l) Section 4.3 is amended in its entirety to read as follows:

“Section 4.3 Optional Reduction or Termination of Revolving Credit Commitment. The Borrower may, at any time, upon no less than two (2) Business Days’ prior written notice received by the Bank, permanently reduce the Revolving Credit Commitment, with any such reduction in a minimum amount of $1,000,000.00 or an integral multiple thereof; provided, however, the Borrower may not reduce the Revolving Credit Commitment below the Total Usage. or Letter of Credit Obligations are outstanding, upon not less than two (2) Business Days’ prior written notice to the Bank, terminate both the Revolving Credit Commitment and the Letter of Credit Commitment in their entireties or may, when no Letter of Credit Obligations are outstanding, terminate the Letter of Credit Commitment. Upon termination of both of the Revolving Credit Commitment and the Letter of Credit Commitment pursuant to this Section, the Borrower shall pay to the Bank all accrued and unpaid interest on the Revolving Loans, all unpaid Revolving Credit Commitment Fees accrued to the date of such termination and all other unpaid Obligations of the Borrower to the Bank hereunder with respect to the Revolving Loans, the Revolving Credit Commitment, the Letters of Credit and the Letter of Credit Commitment including, without limitation, any amount required to be paid under Section 10.3. Upon termination of the Letter of Credit Commitment (without a corresponding termination of the Revolving Credit Commitment) pursuant to this Section, the Borrower shall pay to the Bank all unpaid Obligations of the Borrower to the Bank hereunder with respect to the Letters of Credit and the Letter of Credit Commitment including, without limitation, any amount required to be paid under Section 10.3.”

(m) Section 7.5 is amended by inserting the letter “(a)” before the text of the existing Section 7.5 so that it becomes subsection (a) thereof and by adding the following new subsections (b) and (c):

“(b) The pro forma unaudited balance sheet of the Borrower delivered to the Bank pursuant to Section 3(o) of the Second Amendment has been prepared on a basis in conformity with GAAP (except for the omission of footnotes and prior period comparative data required by GAAP and for variations from GAAP which in the aggregate are not material and for reallocations of values with respect to categories of assets acquired in connection with, and adjustment for actual fees, expenses and transaction costs incurred in connection with, the Spectrabrace Transactions) and presents fairly the financial condition of the Borrower, assuming consummation of the Spectrabrace Transactions.

(c) The projections provided to the Bank pursuant to Section 3(p) have been prepared on the basis of the assumptions which are set forth therein. Such projections have been prepared in good faith and represent, on the date of this Agreement, the good faith opinion of the Borrower’s management as to the most probable course of business of the Borrower on the basis of the assumptions which are set forth therein.”

(n) Section 7.21 is amended by adding the following as the second sentence thereof:

“The Term Loan will be used to consummate the Spectrabrace Transactions including the Spectrabrace Transaction Fees set forth in Schedule B to the Second Amendment.”

(o) ARTICLE VII is further amended by adding the following new Section 7.27:

“7.27 Representations and Warranties under Transaction Documents. All representations and warranties made by the Borrower or any of its Subsidiaries in any of the Transaction Documents or in the certificates delivered in connection therewith are true and correct in all material respects as of the date hereof with the same force and effect as though made on and as of the date hereof, and such representations and warranties of the Borrower or any of its Subsidiaries are hereby confirmed to the Bank and made representations and warranties of the Borrower hereunder as fully as if set forth herein. The Borrower has no knowledge that any of the representations and warranties made in the Transaction Documents by or on behalf of any party thereto other than the Borrower or any of its Subsidiaries are untrue or incorrect.”

(p) Section 9.18 is amended in its entirety to read as follows:

“Section 9.18 Fixed Charge Coverage Ratio. Permit, as of any Quarterly Measurement Date occurring on or after March 31, 2004 (other than the Quarterly Measurement Dates respectively occurring on June 30, 2005 and September 30, 2005), the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.”

(q) ARTICLE IX is further amended by adding the following new Sections 9.23 and 9.24

“Section 9.23 Adjusted EBITDA. Permit Adjusted EBITDA for the Measurement Period ending on: (a) June 30, 2005, to be less than $5,500,000; or (b) September 30, 2005, to be less than $6,000,000.

Section 9.24 Other Transaction Documents. Amend, modify, or supplement any provision of, or waive any other party’s compliance with any of the terms of, any Transaction Document in any manner which: (a) requires the Borrower or any of its Subsidiaries to pay any additional consideration under such Transaction Document or otherwise imposes any financial obligation or burden on the Borrower or any of its Subsidiaries; (b) could result in an Adverse Event; or (c) is materially adverse to the rights and benefits of the Bank under the Loan Documents.”

(r) Exhibit D (Amended 4/2005) to the Original Agreement is amended to conform to Exhibit D (Amended 6/2005) attached hereto.

3. Conditions to Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) when, and only when, the Bank shall have received:

(a) Counterparts of this Amendment executed by the Borrower;

(b) The Term Note in the form provided by the Bank appropriately completed and duly executed by the Borrower;

(c) A Subsidiary Guaranty and Subsidiary Security Agreement in the respective forms provided by the Bank appropriately completed and duly executed by Spectrabrace;

(d) UCC-1 Financing Statements naming Spectrabrace, as debtor, and the Bank, as secured party, in a form acceptable to the Bank;

(e) Recent UCC searches from the filing offices in all states required by the Bank which reflect that no Person holds a Lien in Spectrabrace’s assets other than Permitted Liens;

(f) A certificate of the Secretary of each Loan Party having attached: (i) a copy of the corporate resolution of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party, certified by the Secretary or an Assistant Secretary of such Loan Party; (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of such Loan Party authorized to execute the Loan Documents to which such Loan Party is a party; and (iii) a copy of the bylaws of such Loan Party with all amendments thereto (or, if appropriate, in the case of the Borrower, a certificate of the Secretary or an Assistant Secretary of the Borrower certifying that there have been no changes to the bylaws previously delivered to the Bank);

(g) A copy of the articles or certificate of incorporation of each Loan Party with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date acceptable to the Bank (or, if appropriate, in the case of the Borrower, a certificate of the Secretary or an Assistant Secretary of the Borrower certifying that there have been no changes to the articles of incorporation of the Borrower previously delivered to the Bank);

(h) Certificates of good standing for each Loan Party in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date acceptable to the Bank;

(i) An opinion of counsel to the Loan Parties, addressed to the Bank, in form and substance satisfactory to the Bank;

(j) Evidence of insurance for all insurance required by the Loan Documents;

(k) A No Default Certificate in a form provided by the Bank executed by the chief financial officer or treasurer of the Borrower;

(l) Evidence satisfactory to the Bank that the Borrower that Total Usage will not exceed $7,500,000 on the Effective Date after giving effect to the consummation of the Spectrabrace Transactions;

(m) A copy of the Spectrabrace Transaction Documents, each in form and substance satisfactory to the Bank and certified as a true and correct copy by an officer of the Borrower;

(n) Evidence satisfactory to the Bank that: (i) all conditions precedent to the consummation of any of the Spectrabrace Transactions have been satisfied or waived; (ii) all necessary regulatory approvals to the consummation of the Spectrabrace Transactions have been obtained; (iii) no litigation exists relating to the Spectrabrace Transactions; and (iv) contemporaneously with the Borrower’s receipt of the proceeds of the Term Loan, the Spectrabrace Transactions will be consummated in full in accordance with the terms of the Spectrabrace Transaction Documents;

(o) A pro forma balance sheet for the Borrower prepared by the Borrower based on the Borrower’s internally prepared balance sheet satisfactory to the Bank, taking into account the consummation of the Spectrabrace Transactions and the receipt of the proceeds of the Term Loan, describing all significant assumptions employed in connection therewith and certifying that all accounting entries necessary to account for the Spectrabrace Transactions are reflected therein;

(p) Projections of the Borrower’s financial performance on an annual basis for each fiscal year through the Borrower’s 2010 fiscal year prepared by management of the Borrower in form and substance satisfactory to the Bank including, without limitation, a statement by the Borrower’s chief financial officer or treasurer stating the assumptions upon which the Borrower relied in preparing said projections and that such projections were prepared in good faith and represent, on the date of this Agreement, the good faith opinion of the Borrower’s management as to the most probable course of business of the Borrower on the basis of the assumptions which are set forth therein;

(q) Receipt in immediately available funds of the Upfront Fee;

(r) Evidence that all consideration payable by the Borrower in connection with the Spectrabrace Transactions and that the Spectrabrace Transaction Fees and Consideration and other costs of consummating the Spectrabrace Transactions does not exceed the amount set forth on Schedule B attached to the Second Amendment;

(s) Evidence satisfactory to the Bank that it may rely on the opinion of counsel to Spectrabrace delivered to the Borrower pursuant to Section 6.1(h) of the Spectrabrace Purchase Agreement; and

(t) Such other documents or other items as the Bank may reasonably request.

4. Representations and Warranties. To induce the Bank to enter into this Amendment, the Borrower represents and warrants to the Bank as follows:

(a) The execution, delivery and performance by the Borrower of this Amendment, the Term Note and any other documents to be executed and/or delivered by the Borrower in connection herewith have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person (including, without limitation, any stockholder), do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Borrower’s articles of incorporation or bylaws, any agreement binding on or applicable to the Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Borrower or of any of its property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the Borrower or any of its property except pursuant to the Loan Documents to which the Borrower is a party;

(b) The representations and warranties contained in ARTICLE VII of the Original Agreement are true and correct as of the date hereof as though made on that date except to the extent that such representations and warranties relate solely to an earlier date;

(c) (i) No events have taken place and no circumstances exist at the date hereof which would give the Borrower the right to assert a defense, offset or counterclaim to any claim by the Bank for payment of the Obligations; and (ii) the Borrower hereby releases and forever discharges the Bank and its successors, assigns, directors, officers, agents, employees and participants from any and all actions, causes of action, suits, proceedings, debts, sums of money, covenants, contracts, controversies, claims and demands, at law or in equity, which the Borrower ever had or now has against such the Bank or its successors, assigns, directors, officers, agents, employees or participants by virtue of their relationship to the Borrower in connection with the Loan Documents and the transactions related thereto;

(d) The Original Agreement, as amended by this Amendment, the Term Note and the other Loan Documents to which the Borrower is a party remain in full force and effect and are the legal, valid and binding obligations of the Borrower and are enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies; and

(e) No Adverse Event, Default or Event of Default has occurred and is continuing as of the date hereof.

5. Reference to and Effect on the Loan Documents.

(a) From and after the date of this Amendment, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement, and each reference to the “Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Original Agreement in any other Loan Document shall mean and be a reference to the Original Agreement as amended hereby; and

(b) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Bank under the Original Agreement or any other Loan Document, nor constitute a waiver of any provision of the Original Agreement or any such other Loan Document.

6. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses of the Bank in connection with the preparation, reproduction, execution and delivery of this Amendment and the other documents to be delivered hereunder or thereunder, including their reasonable attorneys’ fees and legal expenses. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to, or resulting from, any delay in the Borrower’s paying or omission to pay, such taxes or fees.

7. Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AMENDMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

10. Counterparts. This Amendment may be executed in separate counterparts and by separate parties in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

Compex Technologies, Inc.,

a Minnesota corporation f/k/a Rehabilicare Inc.

By: /s/ Scott P. Youngstrom

Scott P. Youngstrom Vice President, Finance & CFO

U. S. Bank National Association

By: /s/ Michael J. Staloch

Michael J. Staloch

SVP